Exhibit 99.1

Thor Announces Record Results for Third Quarter and Nine Months of Fiscal 2018

  Fiscal 2018 financial results reflect all-time records for a third quarter and first nine months in the Company’s history:
    Third quarter net sales increased 11.7% to $2.25 billion
    Third quarter income before taxes up 8.6% to $180.5 million
    Third quarter diluted EPS increased 19.9% to $2.53
    First nine month net sales increased 21.5% to $6.45 billion
    First nine month income before taxes up 33.7% to $508.7 million
    First nine month diluted EPS increased 34.0% to $6.47
  Healthy consolidated RV backlog of $2.0 billion
  Continued execution of our strategic plan, coupled with positive economic conditions and favorable RV consumer growth trends, support our long-term outlook

ELKHART, Ind.--(BUSINESS WIRE)--June 6, 2018--Thor Industries, Inc. (NYSE:THO) today announced record third quarter results with net sales of $2.25 billion, up 11.7%, and income before taxes of $180.5 million, an increase of 8.6%. Gross profit for the quarter ended April 30, 2018, increased by 7.8% to $316.7 million. Net income and diluted earnings per share for the third quarter of fiscal 2018 were $133.8 million and $2.53, respectively. This compares favorably to net income and diluted earnings per share in the prior-year third quarter of $111.3 million and $2.11, respectively.

Net sales increased 12.8% for the Towable segment, 8.8% for the Motorized segment and 11.7% overall. Overall gross profit margins declined to 14.1% in the quarter compared to 14.6% in the prior-year period, reflecting increased costs primarily associated with warranty expenses, including expenses associated with an extended warranty program on certain products, as well as slightly higher labor and material costs. Net income in the quarter benefited as a result of the Tax Cuts and Jobs Act enacted in December 2017, as the Company’s third quarter effective tax rate of 25.9% compared favorably to a tax rate of 33.1% in the prior year.

“Our third quarter results reflect another period of solid growth of both sales and earnings”, said Bob Martin, Thor President and CEO. "We continue to leverage the strength in industry demand to drive the year-over-year growth in both our top and bottom lines. While labor costs have moderated, we are experiencing inflationary price increases in certain raw material and commodity-based components due in large part to the headwinds created by the announcement and implementation of the steel and aluminum tariffs and other regulatory actions, as well as higher warranty costs. We will continue to manage these input factors through a combination of strategic actions and believe, over time, we will be able to offset these cost increases.

“Our consolidated backlog is currently at a healthy level and reflects normalized, on-going demand throughout our product portfolio. As anticipated, the production expansion projects completed over the past several quarters have improved product delivery times to our dealers, and we expect this trend to continue in subsequent quarters. Furthermore, our added capacity and normalized backlog will provide us with the ability to realize the benefits associated with a more stable production environment.

“Our perspectives of retail demand remain consistent with our operating plans and expectations entering the year. While unfavorable weather conditions in numerous markets contributed to a slower start to the retail selling and delivery season, we remain confident that continued positive economic conditions, combined with strong consumer demand fundamentals, will provide another year of meaningful retail growth. Evidence of a healthy retail marketplace is supported by year-to-date retail sales in warmer climate/higher volume RV states (such as Texas, California and Florida) which have experienced high-single-digit to low-double-digit growth rates through March 2018," Martin added.

Towable RVs

  Towable RV sales were $1.61 billion for the third quarter, up 12.8% from $1.43 billion in the prior-year period.
  Towable RV income before tax was $147.9 million, up 9.9% from $134.5 million in the third quarter last year. This percentage increase was driven primarily by the increase in sales, decreased Selling, General and Administrative (SG&A) expense as a percent of revenues and slightly lower amortization expense, partially offset by a lower gross margin percent.
  Towable RV backlog decreased $259.8 million, or 16.6%, to $1.30 billion, compared to $1.56 billion at the end of the third quarter of fiscal 2017, reflecting the impact of capacity additions on improving delivery times. The Company believes the current towable RV backlog represents a return to a normalized level.

Motorized RVs

  Motorized RV sales were $598.5 million for the third quarter, up 8.8% from $549.9 million in the prior-year period.
  Motorized RV income before tax was $38.9 million, up 4.2% from $37.4 million last year, driven primarily by the growth in sales, partially offset by a lower gross margin percent.
  Motorized RV backlog decreased $97.2 million, or 12.2%, to $698.3 million from $795.5 million a year earlier, reflecting the impact of capacity additions on improving delivery times. The Company believes the current motorized RV backlog represents a return to a normalized level.

“Our balance sheet remains very healthy. As of April 30, 2018, we held $147.0 million of cash. During the first nine months of fiscal 2018, we invested over $100.0 million on various capital projects that support our existing businesses, while working capital increased $172.7 million to support our seasonal needs,” said Colleen Zuhl, Thor Senior Vice President and CFO. “We also continued to reduce the outstanding balance under our credit facility, paying down $65.0 million during the first nine months of the year to exit with $80.0 million outstanding as of April 30, 2018, compared to $145.0 million outstanding at July 31, 2017. Subsequent to April 30, 2018, we paid an additional $60.0 million on our credit facility, leaving just $20.0 million as the remaining balance.

“During the third quarter of 2018, Thor made a $46.9 million investment in a newly-created joint venture, named TH2. TH2 was formed to own, improve and sell innovative and comprehensive digital applications through a platform designed for the global RV industry. In addition to making our products more attractive to technologically savvy consumers and attracting more consumers to the RV market, we believe that TH2's functionality will support numerous revenue streams, including subscriptions, advertisements and commissions. Our investment in TH2 was funded by cash on hand at the closing, in early March 2018,” concluded Zuhl.

Outlook

“Overall, the RV industry fundamentals remain strong and are supported by high consumer confidence rates, favorable employment trends, adequate availability of credit at historically low rates and a healthy housing market," added Martin. "Dealer optimism also remains high, and their inventory is fresh. Demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby-boomer customers, as well as first-time and younger buyers.

"As we complete our 2018 fiscal year, we expect another record year for Thor, however, as we look to the fourth quarter specifically, we will be facing tougher year-over-year comparatives on both the top line and pre-tax earnings. Earnings will be affected by the factors previously discussed in this release and sales in the upcoming quarter will be compared to record sales in the prior year fourth quarter. In addition, we anticipate bringing wholesale and retail growth rates closer to parity by the end of the calendar year," concluded Martin.

"The longer-term outlook for Thor also remains positive," said Peter B. Orthwein, Thor Executive Chairman. "Unlike many of the expansions we have experienced over the past two decades, the current market strength has been driven largely by new consumers adopting the RV lifestyle with many consumers adopting the lifestyle at a much younger age than we've seen historically. We view such growth to be more sustainable over the long term. By successfully executing our overall strategic plan, including our capital allocation strategy, which reflects funding growth, both organically and through acquisition, increasing returns to shareholders and paying down the remaining debt, we will continue to enhance shareholder value over time."

Supplemental Earnings Release Materials

Thor announced that it has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com/.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material, commodity or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers, the costs of compliance with governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new and existing products and services, consumer preferences, the pace of obtaining and producing at new production facilities, the pace of acquisitions and the successful closing and financial impact thereof, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions, changes to investment and capital allocation strategies or other facets of our strategic plan, and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
THREE AND NINE MONTHS ENDED APRIL 30, 2018 AND 2017
($000's except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
		% Net		% Net		% Net		% Net
		Sales		Sales		Sales		Sales
	2018	(1)	2017	(1)	2018	(1)	2017	(1)

Net sales	$2,251,570		$2,015,224		$6,454,798		$5,312,280

Gross profit	$316,745	14.1%	$293,841	14.6%	$920,258	14.3%	$742,295	14.0%

Selling, general and administrative expenses	119,449	5.3%	111,122	5.5%	370,800	5.7%	310,401	5.8%

Amortization of intangible assets	13,882	0.6%	15,216	0.8%	41,236	0.6%	48,710	0.9%

Interest expense, net	923	—%	2,342	0.1%	2,907	—%	7,058	0.1%

Other income (expense), net	(1,966)	(0.1)%	1,070	0.1%	3,366	0.1%	4,270	0.1%

Income before income taxes	180,525	8.0%	166,231	8.2%	508,681	7.9%	380,396	7.2%

Income taxes	46,737	2.1%	54,968	2.7%	166,735	2.6%	125,606	2.4%

Net income and comprehensive income	$133,788	5.9%	$111,263	5.5%	$341,946	5.3%	$254,790	4.8%

Earnings per common share
Basic	$2.54		$2.12		$6.49		$4.85
Diluted	$2.53		$2.11		$6.47		$4.83

Weighted-avg. common shares outstanding - basic	52,695,365		52,582,134		52,667,016		52,555,792
Weighted-avg. common shares outstanding - diluted	52,853,541		52,773,106		52,844,040		52,739,716

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	April 30, 2018	July 31, 2017		April 30, 2018	July 31, 2017
Cash and equivalents	$147,019	$223,258	Current liabilities	$855,565	$781,046
Accounts receivable, net	658,232	484,844	Long-term debt	80,000	145,000
Inventories, net	607,185	460,488	Other long-term liabilities	65,291	55,345
Prepaid expenses and other	14,925	11,577	Stockholders' equity	1,865,626	1,576,540
Total current assets	1,427,361	1,180,167
Property, plant & equipment, net	490,614	425,238
Goodwill	377,693	377,693
Amortizable intangible assets, net	402,230	443,466
Deferred income taxes and other, net	168,584	131,367
Total	$2,866,482	$2,557,931		$2,866,482	$2,557,931

CONTACT:
Thor Industries, Inc.
Investor Relations:
Bruce Byots, Senior Director of Investor Relations
(574) 970-7912